ASSET PURCHASE AGREEMENT

     AGREEMENT made this ____ day of November, 2007, by and between PFALTZ & BAUER, INC., a Connecticut corporation having its principal office at 172 East Aurora Street, Waterbury, Connecticut 06708 ("Buyer"), UNITED-GUARDIAN, INC., a Delaware corporation having its principal office at 230 Marcus Boulevard, Hauppauge, New York,

W I T N E S S E T H:

     WHEREAS, the Seller operates a small quantity and bulk chemical business (the “Business”) in Hauppauge, New York, which the Seller desires to close down and liquidate; and

     WHEREAS, the Buyer operates a laboratory and bulk chemical business in Waterbury, Connecticut; and;

     WHEREAS, the Buyer desires to acquire certain assets of the Seller utilized to conduct the Business and the Seller desires to sell said assets; and

     WHEREAS, the Guarantor is willing to facilitate said sale by guaranteeing all of the obligations of the Seller, its wholly owned subsidiary, under this Agreement and to make certain supporting agreements of its own.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter contained, the parties agree as follows:

§1. SALE OF ASSETS. Seller agrees that, subject to the terms and conditions of this Agreement, Seller will convey, sell, assign, transfer and deliver to the Buyer free and clear of all liens, security interests and encumbrances, at the Closing hereinafter specified, all of the following assets, both tangible and intangible, of the Seller of every kind and description wherever located owned or controlled by the Seller as of the close of business on the date of Closing (excluding only those assets specified below) including without limitation:

(a)	All inventory, wherever located on the Closing Date, consisting of chemicals and all related packaging and supplies;

(b)	All customer and supplier lists; specification sheets, material safety data sheets, and certificates of analysis for items in inventory; catalogues; and reports in Excel format providing data on items for customers, previous bids and quotes, and any additional information that Buyer reasonably requires from Seller’s computer system in order to continue Seller’s business.

(c)	The names "Eastern Chemical” and “Paragon Organic Chemicals” together with any similar variations thereof, and the service mark and trademark rights therein and the goodwill associated therewith (to the extent of Seller's rights therein), including but not limited to all of Seller’s right, title and interest to Seller’s URL: http://www.easternchemicalcorp.com;

(d)	All of Seller's right, title and interest in any confidentiality or noncompetition agreement with any current or former employee of the Seller or Guarantor with respect to the Business (without any representation as to assignability or enforceability);

(e)	All research, development and proprietary rights pertaining to the Business; all trade secrets, secret processes, inventions and technology, formulae, royalty and license agreements (if any), confidential and proprietary information relating to the Business, secrecy and non-competition covenants and the benefits thereof, know-how and show-how, together with any patents and patent applications that may exist.

(f)	Certain production fixtures and instruments used by Seller and not being used in Guarantor’s other business, as may be mutually agreed upon by Buyer and Guarantor.

(g)	All of Seller’s right, title and interest in and to any of those contracts, whether oral or written, related to the Business, including without limitation, purchase orders from customers, purchase orders of Seller given to its suppliers and maintenance agreements, which Buyer, in its sole discretion, determines will be needed for its production and sale of Seller’s products and materials.

Written notice shall be given by Buyer to Seller prior to the Closing listing those contracts which it has elected to assume. Contracts not listed in said notice will not be assumed.

The assets to be conveyed, transferred, assigned and delivered as set forth in this Section 1 are hereinafter collectively referred to as the "Assets", and shall include, without limitation, all assets and property of the Seller of the same type hereafter acquired by the Seller prior to the Closing Date, except for (i) inventory disposed of in the ordinary course of business or otherwise in accordance with this Agreement, and (ii) the following Assets (hereinafter the "Excluded Assets"):

(A)	Any cash, cash equivalents, securities, and tax refunds;

(B)	Any and all insurance policies and all proceeds, rebates and refunds thereof payable to Seller;

(C)	All computers, computer equipment and office furniture and fixtures;

(D)	Any P.O. boxes or phone numbers of Seller;

(E)	Accounts Receivable and loans;

(F)	All other assets of the Seller not related to the Business;

(G)	The real property utilized by the Seller, including all structures, improvements and fixtures, and all leases and other rights relating to the real property; and

(H)	All corporate seals, Certificates of Incorporation, minute books, stock books, tax returns, books of account and other records having to do with the corporate organization of Seller.

§2. PRICE AND CONSIDERATION.

     §2.01 Basic Purchase Price. The purchase price of the Assets (herein called the "Purchase Price") shall be THREE HUNDRED THOUSAND DOLLARS ($300,000), based on September 9, 2007 inventory value of $179,203. If the inventory value at Closing is higher or lower by more than 5% the price shall be adjusted upward or downward by the inventory value in excess of the 5% permitted variance. The Purchase Price shall be allocated as set forth in SCHEDULE 2.01 attached hereto. The Buyer and the Seller (i) shall execute and file all tax returns in a manner consistent with the allocation so set forth on SCHEDULE 2.01 and (ii) shall not take any position on any tax return, before any governmental authority or in any judicial proceeding that is inconsistent with such allocation. The Seller and the Buyer shall each timely file a Form 8594 with the Internal Revenue Service in accordance with the requirements of Section 1060 of the Internal Revenue Code. .

     §2.02 Inventory Count. Prior to the Closing Seller and Buyer will jointly undertake an inventory count and listing of chemicals, to assure proper labeling of all of Eastern Chemical’s which are being purchased pursuant to this Agreement. Upon signing of this Agreement the parties will work together to plan in detail the packing, labeling and shipping of the inventory to Buyer’s plant in Waterbury, Connecticut at Buyer’s expense. No hazardous waste shall be included.

     §2.03 Restrictions Against Competition. The Seller shall deliver at Closing Non-Competition Agreements in the form attached hereto as EXHIBIT 2.03, executed by the Seller and Guarantor, together with Derek Hampson (a key employee of Seller). The parties agree that the undertaking by each party and the key employee not to compete with the Buyer is a material part of this Agreement and therefore shall be a Buyer’s condition of Closing.

     §2.04 Excluded Liabilities. The Buyer shall not assume, and shall not be responsible for the payment, performance or discharge of any debts, liabilities or obligations of the Seller of any kind or nature whatsoever and whether now or hereafter arising, except as specifically set forth above under Sub-Section 1(h) hereof, and, without limiting the generality of the foregoing, Buyer shall not assume and shall not be responsible for the payment, performance or discharge of the following:

(a)	Any liabilities or obligations of the Seller for any Federal, State, local or foreign taxes, including without limitation, real estate and personal property taxes and assessments (and including any liability for penalties or interest with respect to any thereof), incurred with respect to the business or operations of the Seller;

(b)	Any liabilities or obligations in respect of contracts, agreements or commitments which constitute a breach of the representations and warranties of the Seller and the Guarantor made in Section 5 hereof, except to the extent that the Buyer waives the breach in writing and honors the underlying obligation related thereto;

(c)	Any liabilities or obligations arising out of the breach by the Seller of any provision set forth in any contract, agreement or commitment which has been assumed by the Buyer hereunder, except any breach arising out of the assignment thereof to Buyer;

(d)	Any obligations or liabilities to any officer, director or employee or former officer, director or employee of the Seller under any employment or other agreement, severance arrangement, employee stock option, stock conversion plan, stock purchase plan, employee benefit, pension, retirement or similar plan of Seller or any of its affiliates.

(e)	Any obligations or liabilities to any shareholder of the Seller as such;

(f)	Any liabilities for breaches of warranties given by the Seller prior to the Closing Date, or imposed by law upon the Seller;

(g)	Any liabilities or obligations arising from illegal, fraudulent or negligent acts of the Seller or its agents, servants or employees;

(h)	Any liabilities of the Seller arising or incurred after the Closing Date;

(i)	Except as set forth in Section 3 below, any liabilities under contracts or leases which are not assigned to the Buyer because necessary consents to such assignment have not been obtained, after the Buyer has used its best efforts (other than the expenditure of funds), to assist the Seller in obtaining such consents;

(j)	Any liabilities or obligations resulting from or in connection with any action, suit or proceeding or other matter arising out of the operations of the Seller or Guarantor or the acts or omissions of their officers, directors, employees and agents prior to the Closing Date;

(k)	Any liability or obligation imposed on the Seller by any law, regulation or governmental body related to the conduct of the Business prior to the Closing Date, including, without limitation, environmental liabilities.

     All of the foregoing liabilities shall hereinafter be referred to as the “Excluded Liabilities”.

     §2.05. DOWN PAYMENT. Simultaneously with the execution of this Agreement the Buyer has paid to the Seller a nonrefundable, good faith deposit in the amount of Forty Thousand Dollars ($40,000.00) which shall be credited to the Purchase Price at the Closing. In the event, however, Buyer fails to complete the sale by the close of business on December 10, 2007, through no fault on the part of the Seller and the Seller not being in default, then said Forty Thousand Dollars shall be forfeited and constitute liquidated damages to compensate Seller for all damages, including not being able to offer the Business to any other potential buyers during the period between the signing of this Agreement and the Closing. Buyer acknowledges that time is of the essence in completing this transaction by the end of 2007 due to the retirement of a key employee of the Seller.

     §3. CONSENTS. To the extent that the assignment of any contract, license, lease, agreement, commitment, sales order or purchase order to be assigned to the Buyer as provided herein shall require the consent of other parties thereto or of any third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of the Seller. The Seller, Guarantor and the Buyer agree to use their respective commercially reasonable efforts (without expenditure of funds) to obtain all such consents and, at the request of the other, to continue such efforts after the Closing Date, it being agreed between the parties that neither the Seller, Guarantor nor Buyer shall be obligated to make any payment to any person as consideration for the granting by such person of any such consent. If any such consent is not obtained, the Seller agrees to cooperate with Buyer in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for the Buyer all of the benefits of the Seller under such contract, license, lease, agreement, commitment, sales order or purchase order, as the case may be (including enforcement for the benefit of the Buyer and at the Buyer’s cost) and any and all rights of the Seller arising out of the breach or cancellation of such contract, license, lease, agreement, commitment, sales order or purchase order.

     §4. CLOSING. The Closing of this Agreement shall take place at the offices of United Guardian, Inc. in Hauppauge, New York at 10:30 a.m., local time, December 3, 2007, or at such other time, date and place as the parties may agree upon in writing, but in no event later than December 10, 2007. Such time and date are herein referred to as the "Closing Date." By mutual agreement of the parties, however, the Closing may also occur by exchange of documents via fax and overnight mail. Funds for the balance of the

Purchase Price, after deducting the deposit, will be wire transferred to the Seller, or its designated agent, as required by Section 12 below.

     §5. REPRESENTATIONS AND WARRANTIES. As used in this Agreement the term “Seller’s Knowledge” shall mean the actual knowledge of each of the Seller’s officers and directors, and “Guarantor’s Knowledge” shall refer the actual knowledge of each of Guarantor’s officers, based on, and assuming that each of such officers and directors, had conducted, a reasonable investigation of the relevant matters. The Seller and Guarantor make the following representations and warranties to the Buyer as an inducement to enter into this Agreement:

     §5.01 Seller. The Seller and Guarantor are each a corporation duly organized, validly existing and in good standing under the laws of the State of New York and the State of Delaware respectively, having the corporate power to carry on its business as it is now being conducted, and are duly qualified or licensed as a foreign corporation in each jurisdiction where its activities or property owned, leased or operated by it require such qualification, and is in good standing therein, all as set forth in SCHEDULE 5.01 attached hereto and made a part hereof.

     §5.02 Authority and Consents. The execution and delivery of this Agreement and the sale contemplated herein have been duly authorized by the Seller's sole Stockholder and Board of Directors, and by Guarantor’s Board of Directors, which have full power and authority to authorize such actions. Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated nor compliance with the terms of this Agreement will conflict with or constitute a default under any indenture or other agreement or instrument to which the Seller or the Guarantor is a party or by which either of them is bound.

     §5.03 Financial Information.

     (a) Seller has delivered to the Buyer certain financial information about the Seller’s business operations, including segment information taken from Guarantor’s audited consolidated financial statements. The segment information concerning the Seller contained in the Guarantor’s audited financial statements and notes fairly present, in accordance with generally accepted accounting principals consistently applied, the revenues, net income and allocated assets for the Seller. By entering into this Agreement Buyer acknowledges that the information provided to it has been sufficient for it to evaluate the Business.

     (b) Since January 1, 2007, the Seller has operated the Business only in the ordinary course. There has not been, and neither the Seller nor Guarantor is aware of any circumstance which could reasonably be foreseen as possibly giving rise to, any material adverse change in the financial condition, business operations or prospects of the Seller or the Business.

     §5.04 Tax Matters. Seller has filed all tax returns of every kind, nature or description required to be filed by Seller and has paid or remitted to the proper authority all taxes and assessments, including, without limitation, all excise taxes, sales taxes, payroll withholding taxes, FICA taxes, unemployment taxes, and personal property taxes, which are required to be paid or remitted by Seller, where the failure to file such returns or pay such taxes and assessments could result in a lien on any of the Assets or in any other liability to the Buyer as a result of the transactions contemplated by this Agreement.

     §5.05 Title to Assets. The Seller is the owner of all assets used in its operations including, without limitation, those Assets to be sold to Buyer pursuant to this Agreement, free and clear of all liens, encumbrances, security interests, exceptions to title or any other charges or restrictions or title retention agreements of any kind or character whatsoever, except as set forth in SCHEDULE 5.05. At the Closing, the Assets will be sold to Buyer free and clear of all liens, encumbrances, security interests, exceptions to title or any other charges or restrictions or title retention agreements of any kind or character whatsoever.

     §5.06 Patents and Trademarks. There are no patents, trademarks, service marks, tradenames or copyrights owned or used by or licensed to the Seller in connection with the Business except the names “Eastern Chemical Corp” and “Paragon Organic Chemicals”. No Stockholder, affiliate, or to Seller’s or Guarantor’s Knowledge, employee of the Seller owns any patents or patent applications or any inventions, secret formulae or processes, trade secrets or other similar rights used by Seller in the Business, nor is any of them a party to any license agreement used by the Seller in the Business.

     §5.07 Insurance. The Seller maintains casualty insurance, general liability insurance, and product liability insurance policies with respect to the Seller and the Assets. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers without ten (10) days prior written notice to the Seller. Such policies, with respect to their amounts and types or coverage, are adequate to fully insure against risks to which the Seller and its property and assets are normally exposed in the operation of its Business. All such policies as presently written will be maintained in full force and effect through the Closing Date.

     §5.08 Status of Contracts Seller represents that it has no binding contracts for the purchase or sale of chemicals, leases, licenses, or any other legally binding agreements. It does have some blanket orders for both the purchase and sale of inventory items, but those can be cancelled at any time by either party thereto. Except as set forth in SCHEDULE 5.08, to Seller’s Knowledge or Guarantor’s Knowledge, there are no material pending disputes with customers of the Seller regarding quality or return of goods which will not be reasonably resolved prior to the Closing Date, and since December 31, 2006 there has been no loss or threatened loss of a major customer.

     §5.9 Compliance With the Law. To Seller’s or Guarantor’s Knowledge, the Seller's operation of the Business is not in violation of any applicable federal, state, or local law, regulation or any requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation, order or requirement relating to securities, properties, business, products, manufacturing processes, the environment, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare conditions of occupied premises, product safety and liability or civil rights), which might become an impediment to consummation of the transactions contemplated by this Agreement, or might result in the imposition of transferee liability on the Buyer. The Seller is not now charged with, nor to Seller’s or Guarantor’s Knowledge is it under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing.

     §5.10 Litigation. Except as set forth in SCHEDULE 5.10:

     (a) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to Seller’s or Guarantor’s Knowledge, threatened, against Seller specifically relating to the Seller or the Assets or the transactions contemplated by the Agreement or under insolvency laws for the protection of creditors;

     (b) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon the Seller, the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Seller or which limit or control or otherwise adversely affect the Seller's method or manner of doing business.

     §5.11 Product Warranty. To Seller’s or Guarantor’s Knowledge, each product manufactured, sold, leased, installed, or delivered or service performed by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no liability for replacement or repair thereof or other damages in connection therewith.

     §5.12 Product Liability. To Seller’s or Guarantor’s Knowledge, the Seller has no liability arising out of any injury to persons or property as a result of the ownership, possession or use of any product produced, sold, installed or delivered by the Seller. The Seller has the product liability insurance policies listed in SCHEDULE 5.12.

     §5.13 Absence of Certain Changes or Events. The Seller has not, since December 31, 2006, except as described on SCHEDULE 5.13:

     (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its business or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, which are adequately covered by insurance; (b) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Assets; (c) Sold or transferred any of the Assets or waived any rights with respect thereto, except in the ordinary course of business; (d) Disposed of or permitted to lapse any patents, trademarks or copyrights or any patent or trademark applications material to the operation of the Business; or (e) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate materially affecting its financial condition, assets, liabilities or business, including, without limitation of the foregoing, the loss or (to Seller’s or Guarantor’s Knowledge) impending loss of any materially important contract or customer.

§5.14 Employment Relations. Except as set forth in SCHEDULE 5.14 attached hereto:

     (a) The Seller is in substantial compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and to Seller’s or Guarantor’s Knowledge there is no substantial liability existing or impending with respect thereto; and

     (b) There is no labor strike or dispute actually pending or to Seller’s Knowledge threatened against or involving the Seller, and to Seller’s Knowledge, it has not and is not engaged in any unfair labor practice.

     §5.15 (Intentionally Left Blank)

     §5.16 Environmental Laws and Regulations. Except as set forth on SCHEDULE 5.16: (a) The Seller is in compliance in all material respects with all applicable Environmental Laws pertaining to its Business and is in compliance with the requirements of any permits issued under such Environmental Laws with respect to any of Seller’s Property; (b) There are no past, pending or, to Seller’s or Guarantor’s Knowledge, threatened Environmental Claims against the Seller or any of Seller’s Property that individually or in the aggregate could have a material adverse effect on the business or condition, financial or otherwise, or on the results of operations of the Seller;

     (c) To Seller’s or Guarantor’s Knowledge, there are no facts involving any occurrences on any of Seller’s Property that could reasonably be anticipated to result in an Environmental Claim against the Seller or any of Seller’s Property that individually or in the aggregate could have a material adverse effect on the business or condition, financial or otherwise, or on the results of operations of the Seller;

     (d) To the extent Seller has generated, used, treated, stored on or transported to or from any of Seller’s Property any Hazardous Materials or, to Seller’s Knowledge, any property adjoining the Seller’s Property, it has been done in compliance with all applicable Environmental Laws;

     (e) Hazardous Materials have not at any time been released, or disposed of, on any of Seller’s Property, or, to Seller’s Knowledge, on any Property adjoining Seller’s Property nor is any such property or Seller’s Property listed on the United States Environmental Protection Agency’s (“EPA”) Circlis List; and (f) Capitalized terms used above and not defined elsewhere in this Agreement are defined in SCHEDULE 5.16.

     §5.17 Interests in Suppliers, Etc. No officer or director of the Seller or Guarantor is a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessee, or competitor or, to Seller’s or Guarantor’s Knowledge, potential competitor of the Seller.

     §5.18 Disclosure. No representation or warranty by the Seller or Guarantor in this Agreement nor any statement contained in any document, Schedule, Exhibit or certificate furnished or to be furnished to the Buyer pursuant hereto, or contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     §6. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants as follows: (a) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut; (b) the Buyer has the corporate power to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement and of the documents to be delivered hereunder; and (c) the execution delivery or performance of this Agreement and the related agreements to be executed and delivered by it, and the consummation of the transactions contemplated by this Agreement and the related Agreements, have been duly approved by its Board of Directors, which have full power and authority to authorize such actions, which constitutes all necessary corporate action to authorize such agreements and transactions.

     §7. FAIR DEALING.

     §7.01 Confidentiality. If this Agreement is terminated, the Buyer and its directors, officers, employees, agents and affiliates will deliver to the Seller or cause to be destroyed, and will retain no copies of, any material obtained by the Buyer or on its behalf from the Seller in connection with this Agreement or prepared using such material, whether so obtained or prepared before or after the execution hereof. After any such termination, the Buyer will not use or disclose, directly or indirectly, any information so obtained or prepared and designated in writing as confidential by the Seller, and the Buyer will have all such information kept confidential for a period of five (5) years. After Closing, the Buyer may use all such confidential information pertaining specifically to the Seller as needed to conduct its business with the Assets. With respect to all other information obtained from and designated in writing as confidential by the Seller, the Buyer will not disclose any such information to third parties and will keep such information confidential for a period of five (5) years.

     §7.02 Exclusive Dealing. During the period from the date of this Agreement to the completion of the Closing, neither the Guarantor nor Seller shall, directly or indirectly:

     (a) Solicit, initiate or encourage the submission of any proposal or offer from any person relating to any (i) merger or consolidation, (ii) acquisition or purchase of securities or assets, or (iii) similar transaction or business combination involving the Seller; or

     (b) Participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller and Guarantor will notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     §7.03 Buyer's Right to Inspect. Prior to the Closing, Buyer, and its attorneys, accountants and agents, may, at Buyer's expense and upon reasonable notice to Seller, inspect the Assets, provided that Buyer and its agents, accountants and attorneys shall use reasonable efforts not to interfere with or disrupt the Seller's operations or employees. It is understood that Buyer's access to the Seller's facilities, records and personnel shall be subject to such restrictions and limitations as Seller believes to be necessary and appropriate. Buyer agrees that any visits to the facilities in question or direct discussion with Seller’s personnel must be prearranged directly through the President of Guarantor.

     §7.04 Public Disclosure. Before the Closing, neither Buyer, Guarantor nor Seller shall make any public release of information regarding the matters contemplated herein except (i) that if all parties agree a joint press release in agreed form may be issued by Buyer and Seller after the execution of this Agreement, (ii) that Buyer and Seller may each continue such communications with employees, lenders, lessors, and shareholders, as may be legally required or necessary and not inconsistent with the best interests of the other parties or the prompt consummation of the transactions contemplated by this Agreement, and (iii) as required by law. Notwithstanding the foregoing restrictions, Buyer acknowledges that as a public company it may be appropriate for Guarantor to issue a press release and/or file a Form 8-K in accordance with rules of the American Stock Exchange and the United States Securities and Exchange Commission, based on the fact that the sale of the Business will most likely be deemed to be a material event for Guarantor. It shall be at Guarantor’s sole discretion to make such a release or filing, but in such event Seller will provide Buyer with an advance copy of any press release. The provisions of this Section 7.04 shall survive the Closing.

     §7.05 Accounts Receivable. Buyer acknowledges that Seller is retaining its accounts receivable. Buyer shall cooperate with Seller in collecting such accounts receivable and shall remit to Seller promptly any payment received by Buyer that is attributable to Seller’s accounts receivable. To the extent Seller advises Buyer that the obligor of an accounts receivable due Seller is in default, Buyer will work together with Seller to assure that no further sales are made to such customer until the amount in default has been paid, unless doing so would have a significant adverse effect on the Business. At the Closing Seller will make Buyer aware of any accounts that fall into this category. In the event Seller initiates a collection action against any customer and requests Buyer’s assistance in collecting the amount owed, Buyer shall use commercially reasonable efforts (at no expense to Buyer) to assist Seller in collecting the same, for which it will be paid 5% of amounts collected.

     §8. CONDUCT OF BUSINESS PENDING CLOSING. The Seller agrees that from and after the date of this Agreement and prior to Closing and except as otherwise consented to by the Buyer in writing:

     §8.01 Ordinary Course. The Business shall be conducted only in the ordinary course which shall not include, however, the making of any commitment, extending beyond six months from the date hereof, or the sale or disposition of any capital assets, tangible or intangible.

     §8.02 Compliance with Laws. The Seller will use commercially reasonable efforts to duly comply with all laws and regulations applicable to it in the conduct of the Business.

     §8.03 Contingent Obligations. No change shall be made in the contingent obligations of the Seller by way of guaranty, endorsement, indemnity, warranty, or otherwise, other than changes in the ordinary course of business which shall not be materially adverse to the interests of Buyer.

     §8.04 Maintenance. The Seller will use commercially reasonable efforts to maintain the Assets and the Business in substantially their present order and condition, subject to normal wear and tear.

     §8.05 Sales and Inventory. The Seller will use reasonable efforts to maintain the current level of sales. Seller will keep Buyer apprised of weekly inventory levels and of any purchases or orders for raw materials in excess of $3,000.00. Seller will neither place nor accept any new blanket orders without the Buyer’s prior written approval. Seller will use its best efforts to maintain current inventory levels while still being able to maintain sufficient inventory to fill current and anticipated orders. Buyer agrees to keep Seller apprised of its desired inventory levels and Seller will use reasonable efforts to comply with Buyer’s requests.

     §9. BUYER'S CONDITIONS OF CLOSING. All obligations of the Buyer hereunder are subject, at the option of the Buyer, to the fulfillment prior to or at Closing of each of the following conditions:

     §9.01 Discovery of Misrepresentations. The Buyer shall not have discovered any material adverse error, misstatement or omission in the representations and warranties made by the Seller or Guarantor in this Agreement or any certificate or document delivered pursuant hereto.

     §9.02 Representations at Time of Closing. The representations and warranties of the Seller and Guarantor contained in this Agreement (including the Schedules and Exhibits hereto) and in any certificate or documents delivered to the Buyer pursuant hereto, shall be deemed to have been made again at and as of the time of Closing and shall then be true, complete and correct, except for changes in the ordinary course of business not materially adversely affecting the business, properties or financial condition of the Seller or the Assets, or changes required by or contemplated by this Agreement.

     §9.03 Performance of Agreements. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

     §9.04 Adverse Change. During the period from December 31, 2006 to the Closing Date there shall not have been any material adverse change in the financial condition, assets, liabilities, results of operations or future prospects of the business of the Seller, whether as a result of legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, disaster, accident, calamity, terrorist activities, labor trouble, flood, drought, riot, storm, condemnation, war, Acts of God or other public force, business reverses or otherwise.

     §9.05 Opinion of Seller's Counsel. The Buyer shall have received an opinion of counsel for the Seller signed by the General Counsel of the Guarantor and dated the Closing Date, in form and substance satisfactory to the Buyer and its counsel, to the effect set forth in EXHIBIT 9.05 attached hereto.

     §9.06 Consents. The Seller shall have obtained any approvals or consents of lenders to the transfer or assignment to the Buyer of all of the Assets which may be necessary, including delivery of valid releases of liens, security interests and other encumbrances.

     §9.07 No Litigation. There shall be no litigation, administrative proceeding or government agency investigation pending or threatened at the time of the Closing which could, in a materially adverse way, affect the Closing or the Buyer's ability to move the Assets and utilize them in its business.

     §9.08 Extension of Closing. In the event that the Seller has not fulfilled all of the foregoing conditions prior to or at the Closing then it may obtain a fourteen (14) day extension of the Closing Date in order to enable it to fulfill all conditions of Closing within said period and the Buyer may not elect to terminate this Agreement unless all said conditions are not fulfilled within said fourteen (14) day extension. The Buyer at its option may waive any such nonfulfillment, or terminate this Agreement at the end of such fourteen (14) day extension, in which case the deposit will be refunded in full by Seller and all obligations of the parties under this Agreement shall terminate.

     §10. SELLER'S CONDITIONS OF CLOSING. All obligations of the Seller under this Agreement are subject to the condition that:

     §10.01 Representations at Time of Closing. The Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects.

     §10.02 Performance of Agreements. The Buyer in all material respects shall have performed and complied with all the agreements and conditions required by this Agreement, and the documents to be delivered hereunder to be performed or complied with by it prior to or at Closing.

     §10.03 An Opinion of Buyer's Counsel. The Seller shall have received an opinion of counsel for the Buyer dated the Closing Date in the form attached hereto as EXHIBIT 10.03.

     §11. BULK TRANSFERS LAWS. The Buyer hereby waives compliance by Seller with all applicable bulk sales and transfers laws, subject to Seller's obligations under Section 16 below.

     §12. EXCHANGE OF CONSIDERATION. At the Closing, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, the Seller and/or Buyer shall, as the case may be, in accordance with this Agreement, pay, execute and deliver and/or cause to be paid, executed and delivered:

    §12.01 The sum of $260,000.00 by wire transfer to the Seller.

    §12.02 An Assignment and Bill of Sale for the Assets in the form attached hereto as EXHIBIT 12.04.

§12.03 The Non-Competition Agreements, EXHIBIT 2.03.

     §12.04 Releases of liens and UCC termination statements from all creditors having a lien on any of the Assets.

     §12.05 An Assignment and Assumption Agreement in the form attached hereto as EXHIBIT 12.05.

     §12.06 Certified Corporate Resolutions of Buyer, Seller and Guarantor authorizing the transaction.

     §12.07 A Certificate of Compliance and Correctness of Warranties (a) by Seller and (b) by Guarantor.

     §12.10 The opinion of Seller's counsel, Ken Globus, of Hauppauge, New York, EXHIBIT 9.05.

     §12.11 An opinion of Buyer's counsel, Levy & Droney, P.C., of Farmington, Connecticut, EXHIBIT 10.03.

     §12.12 Any and all other documents which Buyer, Guarantor, Seller and their respective counsel reasonably deem necessary to carry out and effectuate the transactions contemplated by this Agreement.

     §12.13 Final Inventory. At the Closing the parties will jointly confirm the final inventory Count, and promptly after Closing Seller will ship to the Buyer, in accordance with Buyer’s priorities, and at Buyer’s expense, all the inventory that is ready to be shipped. All inventory not ready to be shipped on the day of Closing shall be shipped as soon as is reasonably possible, and Seller will work with Buyer in the event any remaining items have to be shipped directly to a customer during this period. No hazardous waste shall be shipped with the inventory.

     §13. INSTRUMENTS OF TRANSFER AND DELIVERY. The Seller and Guarantor agree that the transfer of the Assets will be effected by bills of sale, endorsements, assignments and such other good and sufficient instruments of transfer in form and substance consistent with this Agreement and satisfactory to Buyer and its counsel, as shall be effective to convey and vest in the Buyer, good and marketable title to all of the Assets, free and clear of all liens, encumbrances, security interests, liabilities or obligations except as expressly permitted herein. Seller and Guarantor further agree that they will at any time on or after the Closing Date, upon the request of the Buyer, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better or more effective assigning, transferring, granting, conveying, assuring and confirming to the Buyer of the Assets, and for consummation and effectuation of the transactions contemplated hereby.

     §14. POST CLOSING MATTERS. The parties agree as follows concerning post Closing matters:

     §14.01 Delivery of Possession. Prior to the Closing Date the Buyer shall have access to all premises of the Seller where any of the Assets are located for the purpose of collecting, packing and removing all of said Assets from the possession of the Seller or any third party commencing the day of the Closing Date. The Seller shall maintain its existing security system in operative and functioning condition until the Assets are removed from the premises. Seller shall deliver title to the Assets to the Buyer on the Closing Date, but will continue to hold said Assets for the Buyer until all of said Assets are removed from Seller's premises, during which time Seller will be responsible for maintaining in force any insurance policies covering the Assets. The Seller shall be responsible only for its gross negligence or willful misconduct with respect to the Assets. The Buyer will use its best efforts to remove all of the Assets from the Seller’s premises as soon as possible commencing on the Closing Date. Buyer shall be responsible for insuring the Assets from and after the Closing Date. Seller and Buyer shall work together to assure that all chemicals requiring special labeling or special handling in connection with the move of Assets to Buyer’s plant comply with the applicable laws and regulations. Seller shall be responsible or the proper packing of said inventory to avoid any spillage within the premises. If on the Closing Date any of the Assets are in transit to the Seller, then the Seller will use its best efforts to work with the Buyer for the purpose of redirecting delivery to a location specified by the Buyer, but without Seller incurring additional cost unless reimbursed by the Buyer.

     §14.02 Employees. All responsibility for termination, severance, benefits and questions relating thereto with respect to Seller's employees while they were employed by Seller will remain the obligation of the Seller and Guarantor, and the Seller and the Guarantor agree to indemnify and hold the Buyer harmless from and against all loss, cost, damages, claims and liabilities with respect thereto.

     §14.03 Sales and Use Taxes. Seller represents that there are no sales, use, excise, transfer and/or other similar taxes or charges imposed upon, as an incident to, or as a result of the sale contemplated by this Agreement imposed by the State of New York on the Buyer, directly or indirectly. All taxes (except taxes on Seller’s income and capital gains), filing, registration, title change and/or similar charges imposed upon the transfer of the Assets and use by Buyer by any other jurisdiction shall be paid by Buyer.

     §14.04 Inquiry Referral. Seller and Guarantor agree that for a period of two (2) years after the Closing Date any inquiries or orders which are received at any plant or office from customers or other third parties regarding the purchase or processing of chemicals included as part of the Business will be referred to the Buyer at its principal office in Waterbury, Connecticut, or such other location which may be designated by the Buyer in writing. It is thus understood that during said period any orders received for products included in the Business will be treated as inquiries and referred to the Buyer. Buyer acknowledges that Seller intends to liquidate its business and, based on Guarantor’s undertakings pursuant to this Agreement, agrees that Seller need not maintain a place of business or maintain its status as a corporation following the Closing. Seller and Guarantor agree, however, to maintain Seller’s current phone number with a voice message referring callers to Buyer’s phone number in Connecticut for a period of six months. Thereafter, Guarantor’s switchboard operator will provide callers with the new phone number.

     §14.05 Books and Records. Buyer agrees that for a period of four (4) years after the Closing Date, Buyer shall afford Seller access to any books and records transferred by Seller to Buyer during regular business hours for the purpose of complying with all applicable laws and tax filings.

     §15. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All statements contained in any certificate, formal written opinion, or other signed written agreement delivered by or on behalf of the Seller or Guarantor pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller and Guarantor herein. All of the warranties, representations, covenants and agreements contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Buyer for a period of two (2) years.

     §16. INDEMNIFICATION.

     §16.01 To the extent not covered by insurance, and after all claims taken together add up to $2,000 (the “Cushion”), the Seller and Guarantor, jointly and severally, agree to indemnify and hold the Buyer harmless during the period of two (2) years after the Closing from and against and in respect of any and all loss, cost, damage, liability, action, suit, or deficiency, claim, fine, expense or penalty, including attorney’s fees, of any nature resulting or arising from the transactions contemplated by this Agreement, or alleging Buyer is a successor to the Seller or its Business, in excess of the Cushion, including without limitation:

(a)	Any misrepresentation, breach of warranty or nonfulfillment of any obligation, covenant or condition on the part of Seller or Guarantor under this Agreement or under any certificate or other instrument furnished to the Buyer in connection herewith;

(b)	The assertion against Buyer of any claim for payment or performance of any obligation, debt or liability, whether fixed or contingent, in connection with Seller, the Business or the Assets on account of any liabilities of Seller or Guarantor now existing or hereafter arising, except to the extent that such are assumed by Buyer;

(c)	The waiver by Buyer of compliance by Seller with applicable bulk sales and transfers laws;

(d)	The obligations of Seller under Section 14.02 above regarding employees to which the $2,000 cushion above will not apply;

(e)	Any claims based on, or liabilities of Seller, Guarantor or any affiliated entity under, any Environmental Law.

(f)	Any and all material actions, suits, proceedings, demands, assessments or judgments, including legal and other necessary and reasonable costs and expenses, incident to any of the foregoing.

     §16.02 Buyer's Indemnification. To the extent not covered by insurance, the Buyer agrees to indemnify and hold the Seller harmless from and against any and all loss, cost, damage, claim, liability, action, suit, deficiency, expense and penalty (including reasonable actual attorney's fees) in connection with, or resulting from: (a) debts of the Buyer; (b) losses in connection with any breach of Buyer's representations, warranties, covenants, agreements or undertakings set forth in this Agreement and all Exhibits hereto; or (c) claims arising subsequent to the Closing Date arising from the operation by Buyer of its business.

     §16.03 Notice & Defense. A claim will be deemed covered by this Section 16 if it arises within two (2) years after the Closing and notice is given to the other party no later than thirty (30) days after expiration of said period. Each party agrees to give to the other reasonable notice of any claim for which the other party would be liable for indemnification hereunder. The party receiving such notice may, at its option, appear in any legal proceedings and defend the same at its expense with counsel of its choice, provided said counsel is also approved by the other party, which approval shall not be unreasonably withheld.

     §16.04 Maximum Liability. Seller’s maximum liability under this section shall not exceed $250,000

     §17. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or three (3) days after depositing the same in the United States mail via express, registered or certified mail, return receipt requested, or upon actual delivery if sent by national courier service, to the addresses herein designated or at such other address as may be designated by a party in writing by notice given in one of the foregoing manners:

If to the Seller and Guarantor, at:

United Guardian, Inc. 230 Marcus Boulevard Hauppauge, New York 11788 ATTN: Mr. Kenneth H. Globus, President

If to Purchaser, at:

Pfaltz & Bauer, Inc. 172 East Aurora Street Waterbury, CT 06708 ATTN: Mr. Mark D. Halperin, President

and a copy to:

Levy & Droney, P.C. 74 Batterson Park Road Farmington, CT 06032 ATTN: Curtis V. Titus, Esquire

     §18. GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles.

     §19. ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other party; provided, however, that rights and obligations of either party under this Agreement shall pass to any successor corporation which assumes its business and affairs by acquisition of substantially all its assets or substantially all its stock.

     §20. ENTIRE AGREEMENT. This instrument, together with the Exhibits and Schedules hereto and the financial statements referred to herein, contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and representations.

     §21. AMENDMENTS. This Agreement may be changed or modified only by an instrument executed by the Seller, Guarantor and Buyer acting by their respective officers, thereunto duly authorized by their respective Boards of Directors.

     §22. PARTIES IN INTEREST. This agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedy under or by reason of this Agreement.

     §23. TERMINATION. Any party may terminate its obligations under this Agreement prior to the Closing if the transactions contemplated hereby would be in violation of any judgment, order or decree of any Court, or any order, notice or regulation of any United States governmental agency having jurisdiction with respect thereto or if such party is informed and in good faith believes that litigation may be instituted by any governmental agency, which, if successful, would preclude such transactions.

     §24. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.

     §25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     §26. MUTUALITY. This Agreement has been negotiated between the parties and shall be deemed to have been mutually drafted by them. Accordingly, no court interpreting any provision shall construe it more favorably for one party against the other based on the attribution of drafting to any party.

     §27. UNANIMITY. This Agreement shall not become valid or effective or a binding legal obligation on any party hereto until duly executed by the Buyer and the Seller. Until such complete execution it shall constitute a continuing offer by the Buyer which may be withdrawn at any time.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

ATTEST:

EASTERN CHEMICAL CORPORATION

By: /s/ Derek Hampson Derek Hampson Its President

ATTEST:

UNITED GUARDIAN, INC.

By: Kenneth H. Globus Kenneth H. Globus Its President

ATTEST:

PFALTZ & BAUER, INC. By: /s/ Mark D. Halperin Mark D. Halperin Its President

U:\CTITUS\Pfaltz&Bauer\Eastern Chemical\Eastern Chemical Agreement 6 .doc